EXHIBIT 99.1

Norwegian Cruise Line Reports Financial Results for the Third Quarter 2014

Company Posts 25th Consecutive Quarter of Adjusted EBITDA Growth

Strong Performance Results in Adjusted EPS Improvement of 29%

Acquisition of Prestige Cruises International on Track for Fourth Quarter Closing

MIAMI, Oct. 29, 2014 (GLOBE NEWSWIRE) -- Norwegian Cruise Line (Nasdaq:NCLH) (Norwegian Cruise Line Holdings Ltd., NCL Corporation Ltd., "Norwegian" or "the Company"), today reported results for the quarter ended September 30, 2014, and provided guidance for the fourth quarter and full year 2014.

Third Quarter Highlights

  Adjusted EPS improvement of 29.1% to $1.11 from $0.86 in 2013

  Net Yield increase of 3.0% (2.6% on a Constant Currency basis)

  Revenue increase of 13.7% to 907.0 million

  Adjusted EBITDA increase of 20.5% to $326.7 million

  Company agrees to acquire Prestige Cruises International, Inc. ("Prestige Cruises"), the leading cruise operator in the upscale segment, with the transaction expected to close in the fourth quarter of 2014

Third Quarter Results

"Our results this quarter mark an important milestone in Norwegian's evolution as we report growth in trailing twelve month Adjusted EBITDA for the 25th consecutive quarter coupled with our consistent margin improvement," said Kevin Sheehan, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. "In that more than six year period, Norwegian's Adjusted EBITDA has grown at an industry-leading compound annual growth rate of 23% with a commensurate margin expansion of over 1,600 basis points to 27.6%, with future expansion expected as we continue to successfully execute on our strategies," continued Sheehan.

For the third quarter of 2014, the Company reported a 29.1% increase in Adjusted EPS to $1.11, on Adjusted Net Income of $232.2 million, compared to $0.86, on Adjusted Net Income of $182.2 million, for the same period in 2013. On a GAAP basis, diluted earnings per share and net income were $0.97 and $201.1 million, respectively.

Net Revenue in the period increased 16.5% to $694.4 million driven by a 13.1% increase in Capacity Days and a 3.0% improvement in Net Yield. The increase in Capacity Days was primarily from the addition of Norwegian Getaway which entered the fleet in January 2014. The Net Yield improvement was due to higher net ticket and onboard and other revenue. Revenue for the period increased to $907.0 million from $797.9 million in 2013.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 2.6% (2.2% on a Constant Currency basis) which includes investments in the Company's Norwegian NEXT program which is designed to elevate the guest experience through new enhancements, experiences and transformations. The Company's fuel price per metric ton, net of hedges, was $641 compared to $695 in 2013.

Interest expense, net increased to $32.3 million in the quarter compared to $26.6 million in 2013 as a result of higher incremental borrowings and interest rates.

2014 Guidance and Sensitivities

In addition to the results for the third quarter, the Company also provided the following guidance for the fourth quarter and full year 2014, along with accompanying sensitivities. This guidance excludes the impacts from the acquisition of Prestige Cruises which is expected to close in the fourth quarter of 2014.

"We are confident that we will achieve our target of over 60% growth in full year Adjusted EPS that we established at the beginning of the year. This achievement will once again demonstrate our resilience and ability to deliver consistent financial performance despite the external headwinds that occurred throughout the year," said Sheehan.

	Fourth Quarter 2014		Full Year 2014
	As Reported	Constant Currency	As Reported	Constant Currency
Net Yield	3.5 to 4.0%	4.0 to 4.5%	3.2 to 3.3%	3.2 to 3.3%
Adjusted Net Cruise Cost	Flat to down slightly	Flat	Flat to up slightly	Flat to up slightly
Excluding Fuel per Capacity Day (1)
Adjusted EPS	$0.37 to $0.41		$2.28 to $2.32
Depreciation and amortization	$63 to $66 million		$252 to $255 million
Interest Expense, net	$32 to $35 million		$127 to $130 million
Effect on Adjusted EPS of a 1% change in Net Yield (2)	$0.02		$0.02

(1) Full year includes two Dry-docks
(2) Based on midpoint of guidance

The following reflects the Company's expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2014	Full Year 2014
Fuel consumption in metric tons	130,000	502,000
Fuel price per metric ton, net of hedges	$615	$630
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	Immaterial

As of September 30, 2014, the Company had hedged approximately 91%, 59%, 50% and 10% of its remaining 2014, 2015, 2016 and 2017 projected metric tons of fuel purchases, respectively.

Future capital commitments consist of contracted commitments, including future expected capital expenditures for business enhancements and ship construction contracts. As of September 30, 2014 anticipated capital expenditures together with amounts for ship construction and related export credit financing were as follows (in thousands, based on the euro/U.S. dollar exchange rate as of September 30, 2014:

	Fourth Quarter	Full Year
	2014	2014	2015	2016
Ship construction	$ 63,889	$ 847,785	$ 924,203	$ 253,517
Ship financing	(42,341)	(737,119)	(712,770)	(139,495)
Ship construction net of financing	$ 21,548	$ 110,666	$ 211,433	$ 114,022
Business Enhancement Capital Expenditures, including ROI Capital Expenditures (1) (2) (3)	$ 35,000	$ 98,000	$ 83,000	$ 90,000
Incremental ROI Capital Expenditures for exhaust gas scrubbers	$ 14,000	$ 27,000	$ 27,000	$ 10,000

(1) Fourth Quarter and Full Year 2014 include $23 million and $49 million in ROI Capital Expenditures, respectively.
(2) Fourth Quarter and Full Year 2014, 2015 and 2016 exclude amounts for exhaust gas scrubbers.
(3) Fourth Quarter and Full Year 2014 and 2015 include investment for development of the Company's future cruise destination in Belize.

Company Updates and Other Business Highlights

In September, the Company announced an agreement to acquire Prestige Cruises, the parent company of Oceania Cruises and Regent Seven Seas Cruises, for total transaction consideration of $3.025 billion in cash, stock and the assumption of debt, for which fully committed financing is in place. Additionally, contingent cash consideration of up to $50 million would be payable to Prestige shareholders upon achievement of certain 2015 performance metrics. The acquisition is expected to be accretive to 2015 earnings excluding synergies with day one identified synergies of $25 million resulting in high single-digit percentage adjusted EPS accretion. The acquisition is expected to close in the fourth quarter of 2014.

The combination of the Norwegian, Oceania Cruises and Regent brands immediately creates an industry-leading cruise operator with an unmatched growth trajectory and a portfolio of products that span across the key market segments of the cruise industry. With approximately 6,400 Berths across its two brands, Prestige Cruises is the market leader in the upscale cruise space, which is comprised of brands in the upper premium and luxury segments. The upper premium segment is served by Oceania Cruises, which specializes in destination-oriented cruise vacations, gourmet culinary experiences, elegant accommodations and personalized service on a fleet of five mid-size ships. Prestige Cruises' luxury brand, Regent Seven Seas, offers the industry's most all-inclusive vacation experience on board three all-suite ships to be joined by a fourth, Seven Seas Explorer, in the summer of 2016.

The Company's newest ship, Norwegian Escape, is on track for an on-time delivery in October 2015. A keel laying ceremony was held on September 19, marking the official start of construction. At 164,000 gross tons and 4,200 berths, Norwegian Escape is the Company's largest ship to date and will house the largest edition of Norwegian's innovative ship within a ship complex, The Haven by Norwegian. Built on the same innovative platform as the Company's Breakaway class ships, Norwegian Escape will combine proven offerings with new designs and features. Among the popular elements carried over from the Breakaway class are the innovative public spaces The Waterfront and 678 Ocean Place.   The Waterfront is Norwegian's revolutionary boardwalk experience where guests can choose to enjoy an outdoor experience at several restaurants and lounges with unobstructed views that strengthen guests' connection with the ocean. On deck 8, The Waterfront connects to 678 Ocean Place, a three-deck space lined with restaurants, lounges and entertainment venues that serves as the ship's hub of activity. Guest favorites such as Cagney's Steakhouse and O'Sheehan's Neighborhood Bar & Grill will be joined by new dining and entertainment venues that will be announced in coming months.

Conference Call

The Company has scheduled a conference call for Thursday, October 30, 2014 at 10:00 a.m. EDT to discuss third quarter 2014 results. A link to the live webcast can be found on the Company's Investor Relations website at www.investor.ncl.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 47-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 13 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" for the sixth consecutive year, as well as "Caribbean's Leading Cruise Line" and "World's Leading Large Ship Cruise Line" by the World Travel Awards.

The Company recently took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Getaway on January 10, 2014. The largest ship to homeport year-round in Miami, Norwegian Getaway boasts 28 dining options, including seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian and a branch of Carlo's Bake Shop by Buddy Valastro, star of the TLC series "Cake Boss." The entertainment lineup includes Broadway shows Legally Blonde and Burn the Floor and a unique magical theatrical experience, the Illusionarium. Norwegian Getaway's sister ship, Norwegian Breakaway, was named "Best New Ship of 2013" by the editors of Cruise Critic and "Best Rookie Cruise Ship" by the readers of Travel Weekly. Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city. The Company currently has four vessels on order with Meyer Werft for delivery in fall 2015, spring 2017, spring 2018 and fall 2019.

Norwegian Cruise Line is the official cruise line of the Miami Dolphins/Sun Life Stadium, The New York Knicks, and Legends in Concert; and the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784), or visit www.ncl.com.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense) and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares.

Adjusted Free Cash Flow. Free Cash Flow adjusted for proceeds from ship construction financing facilities and other supplemental adjustments.

Adjusted Interest Expense, net. Interest expense, net adjusted for supplemental adjustments.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost excluding fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Berths. Double occupancy capacity per stateroom (single occupancy per studio stateroom) even though many staterooms can accommodate three or more passengers.

Business Enhancement Capital Expenditures. Capital expenditures other than those related to new ship construction and ROI Capital Expenditures.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, depreciation and amortization.

Free Cash Flow. Net cash provided by operating activities less capital expenditures for ship construction, business enhancements and other.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Initial Public Offering (or "IPO"). The initial public offering of 27,058,824 ordinary shares, par value $.001 per share, of NCLH, which was consummated on January 24, 2013.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Debt-to-Capital. Total debt less cash and cash equivalents ("Net Debt") divided by Net Debt plus shareholders' equity.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some staterooms.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

ROI Capital Expenditures. Comprised of project-based capital expenditures which have a quantified return on investment.

Secondary Offerings. Public offerings of the Company's ordinary shares in March 2014, December 2013 and August 2013.

Selling Shareholders. The Apollo Funds and Star NCLC Holdings Ltd. Genting HK owns NCLH's ordinary shares indirectly through Star NCLC, its wholly-owned subsidiary.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel and Adjusted EBITDA to enable us to analyze our performance. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of North America, a portion of our revenue and expenses are denominated in foreign currencies, particularly euro and British Pound sterling, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining the Company's performance as it reflects certain operating drivers of the Company's business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or measures comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Income and Adjusted EPS are supplemental financial measures used to demonstrate GAAP net income and earnings per share excluding certain charges. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance, and we believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparison to our historical performance. These charges vary from period to period; thus, our presentation of Adjusted Net Income and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to items in our consolidated financial statements below.

Note on Forward-Looking Statements

This release may contain "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar expressions may identify forward-looking statements, which are not historical in nature. These forward-looking statements reflect Norwegian's current expectations, and are subject to a number of risks, uncertainties, and assumptions. Among the important risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the effects of costs incurred in connection with the Merger and the integration of the Prestige business into NCLH ("the Merger"); the debt we incur or assumes in connection with the Merger; the ability to realize the anticipated benefits of the Merger; our assumption of certain potential liabilities relating to Prestige's business; the diversion of management's attention away from operations as a result of the integration of Prestige's business into our business; the effect that the Merger may have on employee relations; general guest uncertainty related to the Merger; the adverse impact of general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and fuel prices, declines in the securities and real estate markets and perceptions of these conditions can decrease the level of disposable income of consumers or consumer confidence; changes in cruise capacity, as well as capacity changes in the overall vacation industry; intense competition from other cruise companies as well as non-cruise vacation alternatives which could affect the combined company's ability to compete effectively; our substantial indebtedness, including the inability to generate the necessary amount of cash to service our existing debt, and to repay our credit facilities; negative publicity surrounding the cruise industry; changes in fuel prices and/or other cruise operating costs; the risks associated with operating internationally, including changes in interest rates and/or foreign currency rates; efforts to expand our business into new markets may not be successful; the continued borrowing availability under our credit facilities and compliance with our financial covenants; our ability to incur significantly more debt despite our substantial existing indebtedness; the impact of volatility and disruptions in the global credit and financial markets which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; adverse events impacting the security of travel such as terrorist acts, acts of piracy, armed conflict and other international events; the impact of any future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management service to certain of our ships in connection with the Merger and certain other services; the impact of any future increases in the price of, or major changes or reduction in, commercial airline services; the impact of the spread of epidemics and viral outbreaks; the delivery schedules and estimated costs of new ships, the impact of delays, costs and other factors resulting from ship repairs, maintenance and refurbishment of the combined company's ships; the impact of problems encountered at shipyards, as well as, any potential claim, impairment loss, cancellation or breach of contract in connection with our contracts with shipyards; the impact of seasonal variations in passenger fare rates and occupancy levels at different times of the year; the uncertain political environment in countries where we or Prestige operate; the impact of weather and natural disasters; accidents and other incidents affecting the health, safety, security and vacation satisfaction of guests or causing damage to ships, which could cause the modification of itineraries or cancellation of a cruise or series of cruises; our ability to obtain insurance coverage on terms that are favorable or consistent with our expectations; the impact of any breaches in data security or other disturbances to our information technology and other networks; the ability to keep pace with developments in technology; the impact of amendments to collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; the ability to attract and retain key personnel and qualified shipboard crew, maintain good relations with employee unions, maintain or renegotiate our collective bargaining agreements on favorable terms and prevent any disruptions in work; the control of our business by our Sponsors; changes involving the tax, environmental, health, safety, security and other regulatory regimes in which we operate; the effects of costs in connection with litigation, enforcement actions, fines or penalties; increases in our future fuel costs related to implementing IMO regulations, which require the use of higher priced low sulfur fuels in certain cruising areas; the implementation of regulations in the U.S. requiring U.S. citizens to obtain passports for travel to additional foreign destinations; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Annual Reports on Form 10-K filed by each of Norwegian Cruise Line Holdings Ltd. ("NCLH") and NCL Corporation Ltd. ("NCLC") with the SEC and subsequent filings by NCLH and NCLC. You should not place undue reliance on forward-looking statements as a prediction of actual results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based. In addition, certain financial measures in this website constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on the Company's web site at www.investor.ncl.com.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue
Passenger ticket	$ 659,117	$ 583,923	$ 1,655,666	$ 1,400,470
Onboard and other	247,900	213,962	681,306	569,479
Total revenue	907,017	797,885	2,336,972	1,969,949
Cruise operating expense
Commissions, transportation and other	143,194	140,086	374,716	347,650
Onboard and other	69,389	61,744	172,780	153,431
Payroll and related	115,968	90,695	321,386	247,543
Fuel	79,881	77,035	236,753	225,115
Food	44,819	37,596	125,236	101,232
Other	58,047	48,946	197,133	164,899
Total cruise operating expense	511,298	456,102	1,428,004	1,239,870
Other operating expense
Marketing, general and administrative	97,111	77,606	263,584	236,923
Depreciation and amortization	63,786	56,097	188,885	158,699
Total other operating expense	160,897	133,703	452,469	395,622
Operating income	234,822	208,080	456,499	334,457
Non-operating income (expense)
Interest expense, net	(32,284)	(26,627)	(95,316)	(257,969)
Other income (expense)	3,242	(626)	3,305	1,168
Total non-operating income (expense)	(29,042)	(27,253)	(92,011)	(256,801)
Net income before income taxes	205,780	180,827	364,488	77,656
Income tax benefit (expense)	(2,502)	(7,933)	3,761	(11,177)
Net income	203,278	172,894	368,249	66,479
Net income attributable to non-controlling interest	2,200	2,036	4,288	857
Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 201,078	$ 170,858	$ 363,961	$ 65,622

Weighted-average shares outstanding
Basic	203,220,218	204,425,308	204,444,469	202,279,989
Diluted	208,507,181	210,703,244	209,992,647	208,673,608

Earnings per share
Basic	$ 0.99	$ 0.84	$ 1.78	$ 0.32
Diluted	$ 0.97	$ 0.82	$ 1.75	$ 0.32

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income	$ 203,278	$ 172,894	$ 368,249	$ 66,479
Other comprehensive income (loss):
Shipboard Retirement Plan	95	117	284	351
Cash flow hedges:
Net unrealized gain (loss)	(37,801)	16,798	(44,360)	(12,619)
Amount realized and reclassified into earnings	1,819	(1,539)	1,825	(3,623)
Total other comprehensive income (loss)	(35,887)	15,376	(42,251)	(15,891)
Total comprehensive income	167,391	188,270	325,998	50,588
Comprehensive income attributable to non-controlling interest	1,781	2,233	3,826	445
Total comprehensive income attributable to Norwegian Cruise Line Holdings Ltd.	$ 165,610	$ 186,037	$ 322,172	$ 50,143

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$ 55,869	$ 56,467
Accounts receivable, net	25,936	18,260
Inventories	51,263	43,715
Prepaid expenses and other assets	57,568	64,482
Total current assets	190,636	182,924

Property and equipment, net	6,319,933	5,647,670
Goodwill and tradenames	611,330	611,330
Other long-term assets	252,150	209,054
Total assets	$ 7,374,049	$ 6,650,978
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$ 381,565	$ 286,575
Accounts payable	99,884	86,788
Accrued expenses and other liabilities	280,590	253,752
Due to affiliate	36,928	36,544
Advance ticket sales	504,057	411,829
Total current liabilities	1,303,024	1,075,488
Long-term debt	3,082,346	2,841,214
Due to affiliate	36,978	55,128
Other long-term liabilities	67,717	47,882
Total liabilities	4,490,065	4,019,712
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 205,788,004 and 205,160,340 shares issued at September 30, 2014 and December 31, 2013, respectively	206	205
Additional paid-in capital	2,826,395	2,822,864
Accumulated other comprehensive income (loss)	(58,479)	(16,690)
Retained earnings (deficit)	166,490	(197,471)
Treasury shares (2,486,350 ordinary shares at cost)	(82,000)	--
Total shareholders' equity controlling interest	2,852,612	2,608,908
Non-controlling interest	31,372	22,358
Total shareholders' equity	2,883,984	2,631,266
Total liabilities and shareholders' equity	$ 7,374,049	$ 6,650,978

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net income	$ 368,249	$ 66,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	213,306	180,143
Loss (gain) on derivatives	129	(195)
Deferred income taxes, net	(3,238)	11,026
Write-off of deferred financing fees	--	36,357
Share-based compensation expense	9,551	21,283
Changes in operating assets and liabilities:
Accounts receivable, net	(7,676)	(2,655)
Inventories	(7,548)	(6,220)
Prepaid expenses and other assets	(4,276)	(1,558)
Accounts payable	13,096	19,433
Accrued expenses and other liabilities	33,529	(5,480)
Advance ticket sales	85,602	79,730
Net cash provided by operating activities	700,724	398,343
Cash flows from investing activities
Additions to property and equipment	(864,837)	(835,765)
Net cash used in investing activities	(864,837)	(835,765)
Cash flows from financing activities
Repayments of long-term debt	(765,948)	(2,229,821)
Repayments to Affiliate	(18,521)	(98,171)
Proceeds from long-term debt	1,101,287	2,359,310
Proceeds from the issuance of ordinary shares, net	--	473,017
Proceeds from the exercise of share options	3,081	1,268
Purchases of treasury shares	(82,000)	--
NCLC partnership tax distributions	(3,853)	--
Deferred financing fees and other	(70,531)	(56,721)
Net cash provided by financing activities	163,515	448,882
Net increase (decrease) in cash and cash equivalents	(598)	11,460
Cash and cash equivalents at beginning of the period	56,467	45,500
Cash and cash equivalents at end of the period	$ 55,869	$ 56,960

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended September 30,		Nine Months Ended September 30,
		2014	2013	2014	2013

Passengers carried		516,409	449,615	1,506,518	1,223,271
Passenger Cruise Days		3,609,294	3,170,169	10,079,345	8,461,719
Capacity Days		3,143,592	2,779,658	9,113,991	7,700,482
Occupancy Percentage		114.8%	114.0%	110.6%	109.9%

Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2014 Constant Currency	2013	2014	2014 Constant Currency	2013

Passenger ticket revenue	$ 659,117	$ 657,300	$ 583,923	$ 1,655,666	$ 1,655,085	$ 1,400,470
Onboard and other revenue	247,900	248,047	213,962	681,306	681,652	569,479
Total revenue	907,017	905,347	797,885	2,336,972	2,336,737	1,969,949
Less:
Commissions, transportation and other expense	143,194	144,488	140,086	374,716	377,663	347,650
Onboard and other expense	69,389	69,537	61,744	172,780	173,126	153,431
Net Revenue	$ 694,434	$ 691,322	$ 596,055	$ 1,789,476	$ 1,785,948	$ 1,468,868

Capacity Days	3,143,592	3,143,592	2,779,658	9,113,991	9,113,991	7,700,482

Gross Yield	$ 288.53	$ 288.00	$ 287.04	$ 256.42	$ 256.39	$ 255.82
Net Yield	$ 220.90	$ 219.91	$ 214.43	$ 196.34	$ 195.96	$ 190.75

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2014 Constant Currency	2013	2014	2014 Constant Currency	2013
Total cruise operating expense	$ 511,298	$ 511,905	$ 456,102	$ 1,428,004	$ 1,429,418	$ 1,239,870
Marketing, general and administrative expense	97,111	96,778	77,606	263,584	262,408	236,923
Gross Cruise Cost	608,409	608,683	533,708	1,691,588	1,691,826	1,476,793
Less:
Commissions, transportation and other expense	143,194	144,488	140,086	374,716	377,663	347,650
Onboard and other expense	69,389	69,537	61,744	172,780	173,126	153,431
Net Cruise Cost	395,826	394,658	331,878	1,144,092	1,141,037	975,712
Less: Fuel expense	79,881	79,881	77,035	236,753	236,753	225,115
Net Cruise Cost Excluding Fuel	315,945	314,777	254,843	907,339	904,284	750,597
Less:
Non-cash compensation	7,008	7,008	4,057	14,696	14,696	22,584
Expenses related to Secondary Offerings	--	--	1,400	2,075	2,075	1,400
Merger transaction expenses (1)	20,268	20,268	--	20,268	20,268	--
Other (2)	810	810	1,400	2,943	2,943	3,323
Adjusted Net Cruise Cost Excluding Fuel	$ 287,859	$ 286,691	$ 247,986	$ 867,357	$ 864,302	$ 723,290

Capacity Days	3,143,592	3,143,592	2,779,658	9,113,991	9,113,991	7,700,482

Gross Cruise Cost per Capacity Day	$ 193.54	$ 193.63	$ 192.00	$ 185.60	$ 185.63	$ 191.78
Net Cruise Cost per Capacity Day	$ 125.92	$ 125.54	$ 119.40	$ 125.53	$ 125.20	$ 126.71
Net Cruise Cost Excluding Fuel per Capacity Day	$ 100.50	$ 100.13	$ 91.68	$ 99.55	$ 99.22	$ 97.47
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$ 91.57	$ 91.20	$ 89.21	$ 95.17	$ 94.83	$ 93.93

(1) Included in the three and nine months ended September 30, 2014 are certain fees (legal, accounting and consulting) and integration costs related to the Merger.
(2) Included in the three months ended September 30, 2014 and 2013 are expenses primarily associated with the tax restructuring. Included in the nine months ended September 30, 2014 and 2013 are expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 201,078	$ 170,858	$ 363,961	$ 65,622
Net income attributable to non-controlling interest	2,200	2,036	4,288	857
Net income	203,278	172,894	368,249	66,479
Non-cash share-based compensation related to the IPO	--	--	--	18,527
Non-cash compensation	7,008	4,057	14,696	4,566
Taxes related to changes in corporate structure and debt prepayments, net	870	2,441	(5,304)	1,671
Expenses related to Secondary Offerings	--	1,400	2,075	1,400
Expenses related to debt prepayments (1)	--	--	--	160,573
Merger transaction expenses (2)	20,268	--	20,268	--
Other (3)	810	1,400	2,943	2,100
Adjusted Net Income	$ 232,234	$ 182,192	$ 402,927	$ 255,316

Diluted weighted-average shares outstanding	208,507,181	210,703,244	209,992,647	208,673,608
Diluted earnings per share	$ 0.97	$ 0.82	$ 1.75	$ 0.32
Adjusted EPS	$ 1.11	$ 0.86	$ 1.92	$ 1.22

(1) The nine months ended September 30, 2013 consists of premiums, write-offs of deferred fees and other expenses related to prepayments of debt.
(2) Included in the three and nine months ended September 30, 2014 are certain fees (legal, accounting and consulting) and integration costs related to the Merger.
(3) Included in the three and nine months ended September 30, 2014 and the nine months ended September 30, 2013 are expenses primarily associated with the tax restructuring. The nine months ended September 30, 2014 also includes costs related to the settlement of a 2007 breach of contract claim.

EBITDA and Adjusted EBITDA was calculated as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net income attributable to Norwegian Cruise Line Holdings Ltd.	$ 201,078	$ 170,858	$ 363,961	$ 65,622
Interest expense, net	32,284	26,627	95,316	257,969
Income tax (benefit) expense	2,502	7,933	(3,761)	11,177
Depreciation and amortization expense	63,786	56,097	188,885	158,699
EBITDA	299,650	261,515	644,401	493,467
Net income attributable to non-controlling interest	2,200	2,036	4,288	857
Other (income) expense	(3,242)	626	(3,305)	(1,168)
Non-cash share-based compensation related to the IPO	--	--	--	18,527
Non-cash compensation	7,008	4,057	14,696	6,782
Expenses related to Secondary Offerings	--	1,400	2,075	1,400
Merger transaction expenses (1)	20,268	--	20,268	--
Other (2)	810	1,400	2,943	3,264
Adjusted EBITDA	$ 326,694	$ 271,034	$ 685,366	$ 523,129

(1) Included in the three and nine months ended September 30, 2014 are certain fees (legal, accounting and consulting) and integration costs related to the Merger.
(2) Included in the three months ended September 30, 2014 and 2013 are expenses primarily associated with the tax restructuring. Included in the nine months ended September 30, 2014 and 2013 are expenses primarily associated with the tax restructuring and costs related to the settlement of a 2007 breach of contract claim.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Net Debt-to-Capital was calculated as follows (in thousands):

	September 30, 2014	December 31, 2013
Long-term debt, net of current portion	$ 3,082,346	$ 2,841,214
Current portion of long-term	381,565	286,575
Total debt	3,463,911	3,127,789
Less: Cash and cash equivalents	55,869	56,467
Net Debt	3,408,042	3,071,322
Total shareholders' equity	2,883,984	2,631,266
Net Debt and shareholders' equity ("Capital")	$ 6,292,026	$ 5,702,588
Net Debt-to-Capital	54.2%	53.9%

Adjusted Free Cash Flow was calculated as follows (in thousands):

	Nine Months Ended September 30,
	2014	2013

Net cash provided by operating activities	$ 700,724	$ 398,343
Less: Capital expenditures for ship construction	(782,386)	(743,296)
Less: Capital expenditures for business enhancements and other	(82,451)	(92,469)
Free Cash Flow	(164,113)	(437,422)
Proceeds from ship construction financing facilities	694,778	640,586
Fees related to debt prepayment	--	124,215
Adjusted Free Cash Flow	$ 530,665	$ 327,379
CONTACT: Investor Relations Contact
         Andrea DeMarco
         (305) 468-2463
         InvestorRelations@ncl.com

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         AnneMarie Mathews
         (305) 436-4799
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